Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated April 12, 2012, and January 17, 2012, with respect to the combined financial statements of Morgan Keegan & Company, Inc. and Affiliates included in the Current Report on Amendment No. 1 to Form 8-K/A of Raymond James Financial, Inc.

/s/ Ernst & Young LLP

New York, NY

June 11, 2012